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                                                                    Exhibit 99.2

Contact:   Lucy Flynn, Wang
           508-967-6440; lucy.flynn@wang.com


                       WANG STRUCTURES FOR GLOBAL GROWTH

                        CREATES OFFICE OF THE PRESIDENT
            APPROVES MODIFICATION OF CEO TUCCI'S EMPLOYMENT CONTRACT


BILLERICA, Mass. -- (March 28, 1997) -- Wang (NASDAQ: WANG) today announced that it has created an Office of the President, reporting to Chairman and CEO Joseph
M. Tucci, consistent with the company's focus as a leading provider of network and desktop integration and services, worldwide. Serving in the Office of the President will be: Jose Ofman, president and chief operating officer -Americas, and Mias van Vuuren, chief operating officer - International.

     Mr. Ofman joins Wang from Electronic Data Systems (EDS) where he most recently held the position of corporate vice president and group executive. Mr. Ofman, whose career with EDS spanned over 25 years, held several senior positions there. He was the architect of EDS's entry into the travel and transportation business, a global business that grew well in excess of $600 million in annual revenues. Previously, he had managed EDS's billion dollar per year relationship with General Motors' largest car group which included Chevrolet, Pontiac, GM of Canada and GM of Mexico. He was also president of EDS's Government Services Division, and of EDS, Mexico.

     For 26 years, Mr. van Vuuren has successfully managed international operations within the information technology (IT) industry. Prior to joining Wang in 1993, he served 14 years with IBM and 11 years with Unisys where he held the position of vice president and group manager, Europe. He joined Wang in 1993, as senior vice president and general manager for Europe, Africa and the Middle East and became president of international operations in 1994. Under his leadership, Wang's international business has contributed significantly to Wang's overall success.


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     "Our new management structure aligns our core businesses worldwide, reinforcing Wang's ability to take advantage of the growing markets at home and abroad," said Tucci. "Jose's dynamism and experience in building successful businesses will add to our momentum as we focus on the highly profitable growth segments of the IT services market. Mias' continued guidance of our operations outside of the Americas will ensure that we remain competitive and successful in international markets, providing our customers consistent global delivery."

     In a related announcement, the company said its board has approved a modification of Joseph M. Tucci's employment agreement, in recognition of the leadership role he has played and to more closely link his compensation to shareholder value, and more closely align his compensation to that of other CEOs in similar business situations. The last comprehensive restatement of Mr. Tucci's employment agreement occurred on March 9, 1993.

     Key provisions of the new contract, which will be outlined in the company's 8K include: an increase in base salary from $605,000 to $750,000, to equalize his pay with other CEOs in similar situations; a retention bonus of $4 million, contingent upon Mr. Tucci's continued employment; and an increase in long-term incentives in the form of a restricted stock award and stock option grants designed to make a substantial portion of Mr. Tucci's future compensation conditioned upon the creation of shareholder value.

     "Joe Tucci has successfully guided Wang through several critical stages of development, including greatly improving its financial performance, which has helped to raise Wang's market capitalization from approximately $400 million in 1994 to nearly $1 billion. He has been the architect of Wang's strategy to focus the company on the large opportunity in the global desktop and network integration and services business, conceiving and negotiating a series of strategic acquisitions, including I-NET. The recent sale of Wang Software to Eastman Kodak for $260 million marks the completion of his repositioning strategy," said Michael W. Brown of Wang's board of directors. "The board is confident that under Joe's continued leadership Wang will focus its energies on high growth segments of IT services and reach new levels of success for its customers and shareholders."

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     Wang Laboratories is a leading global desktop and network integration and services company. With nearly 10,000 people in approximately 130 countries, Wang is one of the largest worldwide providers of IT services and support. Information about Wang and its products and services can be found on the World Wide Web at www.wang.com.

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